FOR IMMEDIATE RELEASE
Exhibit 99.1

CONTACT:	Glen L. Ponczak (Investors) (414) 524-2375 Fraser Engerman (Media) (414) 524-2733	October 30, 2014

Johnson Controls reports strong 2014 fourth quarter earnings;
higher revenues in all primary businesses

MILWAUKEE, Oct. 30, 2014 . . . For the fiscal 2014 fourth quarter, Johnson Controls (NYSE: JCI), a global multi-industrial company, reported net income from continuing operations of $311 million, or $0.46 per share, on $11.0 billion in revenues. Excluding restructuring and non-recurring items in the 2014 and 2013 fiscal fourth quarters, highlights (non-GAAP) include:

•	Net revenues of $11.0 billion vs. $10.7 billion in Q4 2013, up three percent

•	Record income from business segments of $983 million compared with $889 million a year ago, up 11 percent

•	Record net income from continuing operations of $700 million versus $629 million in Q4 2013, up 11 percent

•	Diluted earnings per share from continuing operations of $1.04 versus $0.91 in the same quarter last year, up 14 percent

Non-recurring items that impacted reported Q4 2014 and Q4 2013 earnings include:

2014 fourth quarter (net charge of $0.58 per share):

•	Non-cash mark-to-market and pension settlement losses of $290 million ($218 million after-tax)

•	Transaction and integration costs of $23 million ($18 million after-tax)

•	Restructuring and non-cash impairment charges of $162 million ($135 million after-tax) primarily related to the Building Efficiency reorganization

•	Non-recurring net tax expense of $18 million

2013 fourth quarter (net charge of $0.83 per share):

•	A $22 million net loss ($22 million after-tax) on the sale of a business

•	A $730 million ($666 million after-tax) restructuring and non-cash impairment charge

•	A non-cash mark-to-market and pension settlement gain of $474 million ($278 million after-tax)

•	Tax charges of $165 million primarily related to valuation allowance provisions

“We ended fiscal 2014 with solid contributions from all of our primary businesses, continuing the strong performance we have seen throughout the year,” said Alex Molinaroli, Johnson Controls chairman and chief executive officer. “While the macro-economic environment continues to be challenging in some key markets, each of our businesses generated top line growth in the fourth quarter. Importantly, Building Efficiency orders were higher for the first time in a year. During the quarter, we announced a number of organizational and management changes that we believe will drive further improvements in shareholder value in 2015 and beyond.”
In the fourth quarter, the company announced it was reorganizing its Building Efficiency business, with the North America branch business to operate separately from the global products business to better align with the company's long-term strategies and accelerate profitable global growth. Bill Jackson, who led the successful effort to return the Automotive Interiors business to profitability in 2014, was named president of Building Efficiency.
R. Bruce McDonald was named vice chairman, a new role designed to drive operational and financial performance within the businesses while also directing specific enterprise functions and strategic initiatives. Brian J. Stief was appointed executive vice president and chief financial officer. These appointments increase executive management bandwidth and are expected to help the company deliver on its short- and long-term commitments.
Johnson Controls also announced its intention to divest the Global Workplace Solutions (GWS) business, reflecting the company's previously stated intention to invest in businesses that are core to its long-term growth strategy and multi-industrial portfolio.

Business segments, excluding restructuring and non-recurring items (non-GAAP)

Building Efficiency sales in the fiscal 2014 fourth quarter were $3.9 billion, 1 percent higher than the same quarter last year, with growth in Asia and the revenue associated with the Air Distribution Technologies (ADT) acquisition partially offset by lower revenues in North America. GWS sales were slightly lower.
Orders in the quarter, including the incremental contribution of the ADT acquisition and excluding foreign exchange, were 11 percent higher year-over-year. Excluding ADT and the impact of foreign exchange, orders increased 2 percent, marking the first order growth in a year. The backlog of projects at the end of the quarter, adjusted for divestitures and foreign exchange, increased 1 percent, to $4.8 billion.
Building Efficiency segment income was $393 million, up 11 percent from $355 million in the fiscal 2013 fourth quarter, primarily the result of the incremental contribution by ADT and GWS segment income, which more than doubled compared with the 2013 fourth quarter as its business improvement program continued to gain traction.
Automotive Experience sales in the quarter grew 3 percent to $5.3 billion versus $5.1 billion last year on industry production growth of 8 percent in North America and a 1 percent decline in Europe. Revenues in China, which are primarily generated through non-consolidated joint ventures, increased 17 percent to $1.8 billion, while industry production increased 8 percent versus last year.
Automotive Experience segment income was $261 million, 27 percent higher than the same quarter last year. Seating segment income increased by 8 percent to $218 million while Interiors reported a profit of $43 million versus $3 million last year due to improved operational efficiencies and the benefits of earlier restructuring actions.
Power Solutions sales in the fourth quarter of 2014 increased 5 percent to $1.8 billion versus $1.7 billion in the same period last year. Unit shipments rose 4 percent, with increases in the global original equipment (OE) and replacement markets. Higher unit shipments in the Americas and Asia were partially offset by slightly lower aftermarket demand in Europe. The company said its production of AGM lead acid batteries for fuel-saving Start-Stop vehicles rose 23 percent compared with the fourth quarter of last year.
Power Solutions segment income was level with the fourth quarter of fiscal 2013, at $329 million. Segment margins for the 2014 fourth quarter were 18.4 percent. Segment margins for the 2014 fiscal year increased 60 basis points, to 16.1 percent.

Full year 2014 results

Johnson Controls fiscal 2014 revenues were $42.8 billion, an increase of 3 percent from $41.4 billion in 2013. Income from business segments totaled $3.1 billion, up 20 percent from $2.6 billion last year. Segment income margins for the year improved by 90 basis points.

Several actions intended to improve long-term shareholder value were undertaken in fiscal 2014, including:

•	Announced $3.65 billion share repurchase program; $1.2 billion completed in Q1 2014

•	Increased quarterly dividend by 16 percent

•	Implementing the Johnson Controls Operating System to leverage scale, technology and expertise across the enterprise

•	Business portfolio activities including:

•	Acquisition of ADT, increasing Building Efficiency product breadth and distribution

•	Divestiture of the Automotive Electronics business

•	Memorandum of Understanding to create a joint venture with Hitachi to expand Building Efficiency product offerings

•	Announced joint venture plans for the Automotive Interiors business

•	Reorganization of the Building Efficiency business

•	Decision to divest Global Workplace Solutions

“We began 2014 with a focus on execution and with an action plan to change our portfolio and our organization. Our earnings performance throughout the year proves our success in driving operational excellence throughout the company, and our progress around portfolio and the organizational changes in just one year exceeded our expectations,” said Molinaroli. “We believe initiatives to improve the profitability of our businesses continue to gain momentum. Our 2014 results provide a foundation that we believe will position us to deliver record sales and earnings in 2015.”

Fiscal 2015 outlook
For the first quarter of 2015, the company expects earnings of $0.74 - $0.77 per diluted share. Johnson Controls will provide full fiscal year 2015 guidance at its annual New York analyst day on Dec. 2, 2014.
Molinaroli added, “We have a good start to fiscal 2015 in all of our businesses and have begun to see recovery in some of our late cycle markets. Through our capital allocation strategies, we’re focusing Johnson Controls on new growth markets with higher returns, and our large and growing China presence in all our businesses continues to be a differentiator. Executing on our strategies and delivering on our commitments remains our highest priority. I would like to thank all Johnson Controls employees across the globe for embracing the continuing changes to our company as we work together to achieve higher levels of success.”

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FORWARD-LOOKING STATEMENTS
Johnson Controls, Inc. has made statements in this document that are forward-looking and, therefore, are subject to risks and uncertainties. All statements in this document other than statements of historical fact are statements that are, or could be, deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In this document, statements regarding future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” or terms of similar meaning are also generally intended to identify forward-looking statements. Johnson Controls cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Johnson Controls’ control, that could cause Johnson Controls’ actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include required regulatory approvals that are material conditions for proposed transactions to close, strength of the U.S. or other economies, automotive vehicle production levels, mix and schedules, energy and commodity prices, availability of raw materials and component products, currency exchange rates, and cancellation of or changes to commercial contracts, as well as other factors discussed in Item 1A of Part I of Johnson Controls’ most recent Annual Report on Form 10-K for the year ended September 30, 2013. Shareholders, potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this document are only made as of the date of this document, and Johnson Controls assumes no obligation, and disclaims any obligation, to update forward-looking statements to reflect events or circumstances occurring after the date of this document.

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ABOUT JOHNSON CONTROLS
Johnson Controls is a global diversified technology and industrial leader serving customers in more than 150 countries. Our 170,000 employees create quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and interior systems for automobiles. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. Through our growth strategies and by increasing market share we are committed to delivering value to shareholders and making our customers successful. In 2014, Corporate Responsibility Magazine recognized Johnson Controls as the #12 company in its annual “100 Best Corporate Citizens” list. For additional information, please visit http://www.johnsoncontrols.com or follow us on Twitter @johnsoncontrols.

October 30, 2014 Page 5 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Three Months Ended September 30,
	2014	2013 (Revised)

Net sales	$10,979	$10,700
Cost of sales	9,137	8,675
Gross profit	1,842	2,025

Selling, general and administrative expenses	(1,294)	(756)
Loss on business divestiture	—	(22)
Restructuring and impairment costs	(162)	(730)
Net financing charges	(66)	(54)
Equity income	122	94

Income from continuing operations before income taxes	442	557

Income tax provision	94	469

Net income from continuing operations	348	88

Income (loss) from discontinued operations, net of tax	(2)	51

Net income	346	139

Less: Income from continuing operations attributable to noncontrolling interests	37	34

Net income attributable to JCI	$309	$105

Income from continuing operations	$311	$54
Income (loss) from discontinued operations	(2)	51

Net income attributable to JCI	$309	$105

Diluted earnings per share from continuing operations	$0.46	$0.08
Diluted earnings per share from discontinued operations	0.00	0.07
Diluted earnings per share	$0.46	$0.15

Diluted weighted average shares	673.0	690.7
Shares outstanding at period end	665.5	684.5

October 30, 2014 Page 6 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Twelve Months Ended September 30,
	2014	2013 (Revised)

Net sales	$42,828	$41,410
Cost of sales	36,201	34,945
Gross profit	6,627	6,465

Selling, general and administrative expenses	(4,308)	(3,780)
Gain (loss) on business divestitures	(111)	7
Restructuring and impairment costs	(324)	(957)
Net financing charges	(244)	(247)
Equity income	395	399

Income from continuing operations before income taxes	2,035	1,887

Income tax provision	482	696

Net income from continuing operations	1,553	1,191

Income (loss) from discontinued operations, net of tax	(218)	101

Net income	1,335	1,292

Less: Income from continuing operations attributable to noncontrolling interests	120	114

Net income attributable to JCI	$1,215	$1,178

Income from continuing operations	$1,433	$1,077
Income (loss) from discontinued operations	(218)	101

Net income attributable to JCI	$1,215	$1,178

Diluted earnings per share from continuing operations	$2.12	$1.56
Diluted earnings (loss) per share from discontinued operations	(0.32)	0.15
Diluted earnings per share	$1.80	$1.71

Diluted weighted average shares	674.8	689.2
Shares outstanding at period end	665.5	684.5

October 30, 2014 Page 7 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (in millions; unaudited)

	September 30, 2014	September 30, 2013
ASSETS
Cash and cash equivalents	$409	$1,055
Accounts receivable - net	5,871	7,206
Inventories	2,477	2,325
Assets held for sale	2,157	804
Other current assets	2,072	2,308
Current assets	12,986	13,698

Property, plant and equipment - net	6,314	6,585
Goodwill	7,127	6,589
Other intangible assets - net	1,639	999
Investments in partially-owned affiliates	1,018	1,024
Noncurrent assets held for sale	630	—
Other noncurrent assets	2,712	2,623
Total assets	$32,426	$31,518

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$323	$938
Accounts payable and accrued expenses	6,394	7,533
Liabilities held for sale	1,801	402
Other current liabilities	3,130	3,244
Current liabilities	11,648	12,117

Long-term debt	6,357	4,560
Other noncurrent liabilities	2,665	2,110
Redeemable noncontrolling interests	194	157
Shareholders' equity attributable to JCI	11,311	12,314
Noncontrolling interests	251	260
Total liabilities and equity	$32,426	$31,518

October 30, 2014 Page 8 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Three Months Ended September 30,
	2014	2013
Operating Activities
Net income attributable to JCI	$309	$105
Income from continuing operations attributable to noncontrolling interests	37	34

Net income	346	139

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	224	256
Pension and postretirement benefit expense (income)	296	(470)
Pension and postretirement contributions	(102)	(36)
Equity in earnings of partially-owned affiliates, net of dividends received	(57)	(37)
Deferred income taxes	(269)	282
Non-cash restructuring and impairment charges	93	537
Gain on business divestitures	—	(454)
Fair value adjustment of equity investment	(19)	(24)
Other - net	23	6
Changes in assets and liabilities, excluding acquisitions and divestitures:
Receivables	(221)	(188)
Inventories	2	54
Restructuring reserves	17	167
Accounts payable and accrued liabilities	394	374
Change in other assets and liabilities	505	531
Cash provided by operating activities	1,232	1,137

Investing Activities
Capital expenditures	(323)	(448)
Sale of property, plant and equipment	18	63
Acquisition of businesses, net of cash acquired	(16)	(10)
Business divestitures	266	761
Other - net	19	17
Cash provided (used) by investing activities	(36)	383

Financing Activities
Decrease in short and long-term debt - net	(744)	(541)
Stock repurchases	(50)	(125)
Payment of cash dividends	(146)	(130)
Proceeds from the exercise of stock options	13	81
Other - net	(25)	(67)
Cash used by financing activities	(952)	(782)
Effect of exchange rate changes on cash and cash equivalents	(5)	(70)
Cash held for sale	10	(4)
Increase in cash and cash equivalents	$249	$664

October 30, 2014 Page 9 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Twelve Months Ended September 30,
	2014	2013
Operating Activities
Net income attributable to JCI	$1,215	$1,178
Income from continuing operations attributable to noncontrolling interests	120	114

Net income	1,335	1,292

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	955	952
Pension and postretirement benefit expense (income)	321	(475)
Pension and postretirement contributions	(161)	(97)
Equity in earnings of partially-owned affiliates, net of dividends received	(153)	(86)
Deferred income taxes	(329)	273
Non-cash restructuring and impairment charges	181	586
Loss (gain) on business divestitures	111	(483)
Fair value adjustment of equity investment	(38)	(106)
Other - net	80	43
Changes in assets and liabilities, excluding acquisitions and divestitures:
Receivables	(18)	(182)
Inventories	(311)	(97)
Restructuring reserves	(31)	234
Accounts payable and accrued liabilities	213	691
Change in other assets and liabilities	240	141
Cash provided by operating activities	2,395	2,686

Investing Activities
Capital expenditures	(1,199)	(1,377)
Sale of property, plant and equipment	79	116
Acquisition of businesses, net of cash acquired	(1,733)	(123)
Business divestitures	225	761
Other - net	35	43
Cash used by investing activities	(2,593)	(580)

Financing Activities
Increase (decrease) in short and long-term debt - net	1,241	(573)
Stock repurchases	(1,249)	(350)
Payment of cash dividends	(568)	(513)
Proceeds from the exercise of stock options	186	254
Other - net	(22)	(32)
Cash used by financing activities	(412)	(1,214)
Effect of exchange rate changes on cash and cash equivalents	(20)	(98)
Cash held for sale	(16)	(4)
Increase (decrease) in cash and cash equivalents	$(646)	$790

October 30, 2014

FOOTNOTES
1. Business Unit Summary

In the second quarter of fiscal 2014, the Company began reporting its Automotive Experience Electronics business as a discontinued operation, which required retrospective application to previously reported financial information. As a result, the segment income amounts shown below are for continuing operations and exclude the Electronics business segment income of $507 million for the fiscal 2013 fourth quarter and $607 million for fiscal 2013 year-to-date. The fiscal 2013 Electronics business segment income included a $476 million gain on sale of the HomeLink business.

	Three Months Ended September 30,					Twelve Months Ended September 30,
(in millions)	2014		2013 (Revised)%			2014		2013 (Revised)%
	(unaudited)					(unaudited)
Net Sales
Building Efficiency	$3,931		$3,891		1%	$14,164		$14,591		-3%
Automotive Experience	5,258		5,112		3%	22,032		20,461		8%
Power Solutions	1,790		1,697		5%	6,632		6,358		4%
Net Sales	$10,979		$10,700			$42,828		$41,410

Segment Income (1)
Building Efficiency	$371		$361		3%	$930		$984		-5%
Automotive Experience	248		230		8%	886		698		27%
Power Solutions	325		345		-6%	1,061		1,004		6%
Segment Income	944	(2)	936	(2)		2,877	(3)	2,686	(3)

Restructuring and impairment costs	(162)		(730)			(324)		(957)
Net financing charges	(66)		(54)			(244)		(247)
Mark-to-market benefit (charge) for pension and postretirement plans	(274)		405			(274)		405
Income from continuing operations before income taxes	$442		$557			$2,035		$1,887

Net Sales
Products and systems	$8,912		$8,522		5%	$34,978		$33,092		6%
Services	2,067		2,178		-5%	7,850		8,318		-6%
	$10,979		$10,700			$42,828		$41,410

Cost of Sales
Products and systems	$7,504		$6,967		8%	$29,910		$28,189		6%
Services	1,633		1,708		-4%	6,291		6,756		-7%
	$9,137		$8,675			$36,201		$34,945

(1) Management evaluates the performance of the business units based primarily on segment income, which represents income from continuing operations before income taxes and noncontrolling interests, excluding net financing charges, significant restructuring and impairment costs, and net mark-to-market adjustments on pension and postretirement plans.

Building Efficiency - Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.

Automotive Experience - Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.

October 30, 2014

Power Solutions - Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.

(2) These fourth quarter reported segment income numbers include non-recurring/unusual items and transaction/integration costs. The pre-tax impacts are reported as follows:

	Building Efficiency		Automotive Experience		Power Solutions		Consolidated JCI

	2014	2013 (Revised)	2014	2013 (Revised)	2014	2013 (Revised)	2014	2013 (Revised)
Segment income, as reported	$371	$361	$248	$230	$325	$345	$944	$936

Non-recurring/unusual items:
Transaction/integration costs	15	—	8	—	—	—	23	—
Loss on business divestiture	—	22	—	—	—	—	—	22
Pension settlement (gain) loss	7	(28)	5	(25)	4	(16)	16	(69)

Segment income, excluding non-recurring/unusual items	$393	$355	$261	$205	$329	$329	$983	$889

(3) These full year reported segment income numbers include non-recurring/unusual items and transaction/integration costs. The pre-tax impacts are reported as follows:

	Building Efficiency		Automotive Experience		Power Solutions		Consolidated JCI

	2014	2013 (Revised)	2014	2013 (Revised)	2014	2013 (Revised)	2014	2013 (Revised)
Segment income, as reported	$930	$984	$886	$698	$1,061	$1,004	$2,877	$2,686

Non-recurring/unusual items:
Transaction/integration costs	35	—	8	—	—	—	43	—
Loss on business divestitures	25	22	95	—	—	—	120	22
Equity affiliate gain	—	—	—	(82)	—	—	—	(82)
Pension settlement (gain) loss	7	(28)	5	(25)	4	(16)	16	(69)

Segment income, excluding non-recurring/unusual items	$997	$978	$994	$591	$1,065	$988	$3,056	$2,557

October 30, 2014

2. Earnings Per Share Reconciliation

A reconciliation of earnings per share, as reported, to earnings per share, excluding non-recurring/unusual items and transaction/integration costs, for the respective quarters and annual periods is shown below:

	Net Income Attributable to JCI		Net Income Attributable to JCI from Continuing Operations
	Three Months Ended September 30,		Three Months Ended September 30,
	2014	2013 (Revised)	2014	2013 (Revised)
	(unaudited)		(unaudited)

Earnings per share, as reported	$0.46	$0.15	$0.46	$0.08

Non-recurring/unusual items, net of tax:
Pension settlement (gain) loss	0.01	(0.06)	0.01	(0.06)
Mark-to-market (gains)/charges for pension and postretirement plans	0.31	(0.34)	0.31	(0.34)
Transaction/integration costs	0.03	—	0.03	—
Loss (gain) on business divestitures	—	(0.34)	—	0.03
Restructuring and impairment costs	0.20	1.00	0.20	0.96
Foreign earnings repatriation provision	0.05	0.30	0.05	—
Tax valuation allowances and other tax items	(0.03)	0.24	(0.03)	0.24

Earnings per share, excluding non-recurring/unusual items*	$1.04	$0.95	$1.04	$0.91

	Net Income Attributable to JCI		Net Income Attributable to JCI from Continuing Operations
	Twelve Months Ended September 30,		Twelve Months Ended September 30,
	2014	2013 (Revised)	2014	2013 (Revised)
	(unaudited)		(unaudited)

Earnings per share, as reported	$1.80	$1.71	$2.12	$1.56

Non-recurring/unusual items, net of tax:
Equity affiliate fair value adjustment	—	(0.07)	—	(0.07)
Pension settlement (gain) loss	0.01	(0.06)	0.01	(0.06)
Mark-to-market (gains)/charges for pension and postretirement plans	0.31	(0.34)	0.31	(0.34)
Transaction/integration costs	0.05	—	0.05	—
Loss (gain) on business divestitures	0.23	(0.34)	0.23	0.03
Restructuring and impairment costs	0.42	1.27	0.42	1.23
Electronics divestiture related costs	0.38	—	—	—
Foreign earnings repatriation provision	0.05	0.30	0.05	—
Tax valuation allowances and other tax items	(0.03)	0.20	(0.03)	0.20

Earnings per share, excluding non-recurring/unusual items*	$3.24	$2.66	$3.18	$2.55
* May not sum due to rounding.
October 30, 2014

3. Income Taxes

The Company's effective tax rate from continuing operations before consideration of non-cash tax charges, restructuring and impairment costs, other non-recurring items and transaction/integration costs for the fourth quarter and year ending September 30, 2014 is approximately 20 percent and 19 percent, respectively.

4. Restructuring

The fiscal 2014 fourth quarter includes restructuring and impairment costs of $162 million related primarily to cost reduction initiatives in the Building Efficiency business. The costs consist primarily of workforce reductions and a goodwill impairment charge of $47 million related to Building Efficiency. The fiscal 2013 fourth quarter includes restructuring and impairment costs of $730 million related to cost reduction initiatives in the Automotive Experience, Building Efficiency and Power Solutions businesses. The costs consist primarily of workforce reductions and a goodwill impairment charge of $430 million related to Automotive Interiors.

5. Business Divestitures

The sale of the Company's remaining Automotive Electronics business to Visteon closed on July 1, 2014. The Electronics business met the criteria to be classified as a discontinued operation and the condensed consolidated financial statements have been revised for all periods presented.

In the fourth quarter of fiscal 2013, the Company completed the sale of its HomeLink business, which had been part of the Automotive Experience Electronics segment. The Company received cash proceeds of approximately $700 million and recorded a net gain of $476 million ($257 million after-tax) as a result of the sale. The remaining Electronics business was shown as assets held for sale and liabilities held for sale in the accompanying condensed consolidated statement of financial position as of September 30, 2013. In the fourth quarter of fiscal 2013, the Company also sold its commercial refrigeration business in France. The Company recorded a net loss of $22 million as a result of the sale.

6. Held for Sale

On September 30, 2014, the Company announced its intention to divest its Global Workplace Solutions (GWS) business. The GWS business met the reporting requirements for held for sale classification in the accompanying condensed consolidated statement of financial position as of September 30, 2014.

As disclosed in the third quarter of fiscal 2014, the majority of the Automotive Interiors business met the reporting requirements for held for sale classification and is reported as such in the accompanying condensed consolidated statement of financial position as of September 30, 2014.

7. Mark-to-Market Pension and Postretirement Plans

The pension and postretirement mark-to-market gain or charge for each period is treated as a non-recurring/unusual item. The fiscal 2014 fourth quarter includes a mark-to-market charge for pension and postretirement plans of $274 million ($0.31/share). The fiscal 2013 fourth quarter includes a mark-to-market gain for pension and postretirement plans of $405 million ($0.34/share).

October 30, 2014

8. Earnings Per Share

The following table reconciles the numerators and denominators used to calculate basic and diluted earning per share (in millions):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Income Available to Common Shareholders

Income from continuing operations	$311	$54	$1,433	$1,077
Income (loss) from discontinued operations	(2)	51	(218)	101
Basic and diluted income available to common shareholders	$309	$105	$1,215	$1,178

Weighted Average Shares Outstanding
Basic weighted average shares outstanding	665.3	683.8	666.9	683.7
Effect of dilutive securities:
Stock options and unvested restricted stock	7.7	6.9	7.9	5.5
Diluted weighted average shares outstanding	673.0	690.7	674.8	689.2